NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT

To the Shareholders of Triad Industries, Inc.:

     Notice is hereby given that the Annual Meeting of the Shareholders of Triad Industries Inc., (the Company) will be held at the Companys Nevada office at 2921 N. Tenaya Way, Suite 216, Las Vegas, NV 89128 on Tuesday June 26, 2001 at 10:00 a.m. for the following purposes:

     To elect directors for the ensuing year to serve until the next Annual Meeting of Shareholders or until their successors have been elected and qualified. The present Board of Directors of the Company has nominated and recommends FOR election the following seven persons:

Brice Smith                              Linda M. Bryson         Richard Furlong
Michael Kelleher                         J. William Byrd         James Crowell

     To adopt and ratify the proposed 2001 Stock Option Plan previously ratified by the Companys Board of Directors

     To confirm the appointment Companys independent auditor for the ensuing year. The Board of Directors has nominated Armando Ibarra, CPA and recommends FOR their election.

     To confirm the appointment of Signature Stock Transfer as the Registrar and Transfer Agent for the Companys common stock and recommends FOR their appointment.

     To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business May 28, 2001 as the record date of determination of shareholders entitled to notice of and to vote at the Annual Meeting. A list of such shareholders shall be open to the examination of any shareholder at the annual meeting and for a period of ten days prior to the date of the Annual Meeting at the offices of Triad Industries, Inc.

     Accompanying this Notice is a Proxy. Whether or not you expect to be at the Annual Meeting, please sign and date the enclosed Proxy and return it promptly. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

     A copy of the Companys Form 10-KSB for the Fiscal Year ended December 31, 2001, and the Companys 10-QSB as of March 31, 2001, filed with the Securities and Exchange Commission, is available to shareholders upon request.

     All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors


Michael Kelleher
Secretary


May 24, 2001
San Diego, California






                           PROXY INFORMATION STATEMENT

San Diego, California
May 24, 2001

     The Board of Directors of Triad Industries, Inc., a Nevada corporation (the Company or Triad) is soliciting the enclosed Proxy for use at the Annual Meeting of Shareholders of the Company to be held on June 29, 2001 (the Annual Meeting), and any adjournments thereof. The Company intends to mail this Proxy Statement and accompanying proxy card on or about May 28, 2001 to all the shareholders entitled to vote at the Annual Meeting.

     Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for a the election of the seven nominees for directors named below, FOR the adoption and ratification of the 2001 Stock Option Plan, FOR the appoint of Armando Ibarra, CPA and the Companys independent auditors for the ensuing year, FOR the appointment of Signature Stock Transfer as the Registrar and Transfer Agent, FOR the ratification of all acts by the officers and directors of the Company in the previous year. Attend to any other business which may properly come before the Annual Meeting and be submitted to a vote of the shareholders, Proxies received by the Board of Directors will be voted in accordance with the best judgement of the holders thereof.

     A Proxy many be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later Proxy or by attending the Annul Meeting and voting in person.

     The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, or telegraph, by officers, directors, and other employees of the Company.

     The Companys mailing address is 16935 West Bernardo Drive, Suite 232, San Diego, CA 92127, which is the address of the Companys offices.

                                     VOTING

     Shareholders at the close of business on May 28, 2001 (the Record Date) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     As of May 28, 2001, 9,578,165 shares of common stock, par value $.001, of the Company (Common Stock) were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

     Votes cast by Proxy or in person at the Annual meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting, The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include broker non-votes do not constitute a vote FOR or AGAINST any matter and thus will be disregarded in the calculation of votes cast. Any unmarked Proxies, including those submitted by brokers or nominees, will be voted FOR the nominees of the Board of Directors and FOR the nominee as independent accountants, as indicated in the accompanying Proxy card.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Companys Common Stock as of May 28, 2001, by (I) each of the Companys named executive officers and directors, (II) the Companys named executive officers and directors as a group and (III) each person (or group affiliated persons) who is known by the Company to own beneficially more that 5% of the Companys Common Stock.

     The business address is the same as that of the Company unless otherwise indicated.

     For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below.


Officers and Directors                    Number of Shares           Percent
                                         Beneficially Owned   Beneficially Owned
Gary DeGano                                           295,000                 3%
President
816 Nantasket Drive
San Dieog, CA 92109

Michael Kelleher                                      255,900                 3%
Secretary/Director
45798 Jeronimo Street
Temecula, CA 92592

Linda M. Bryson                                       390,475                 4%
Vice President/Director
9980 Scripps Vista Way #96
San Diego, CA 92131

James B. Crowell                                      189,400                 2%
Director
PO Box 15711
Long Beach, CA 90815

J. William Byrd                                       520,611                 5%
Vice President/Director
2430 Herodian Way #250
Smyrna, GA 90080

Richard Furlong                                       520,611                 5%
Director
PO Box 23412
Tampa, FL 33623

Management as a Group                               2,171,977                22%

American Health Systems, Inc                        1,100,000                11%
46 Corporate Park, Suite 100
Irvine, CA 92606

(1) Based on 9,578,165 shares of common stock outstanding as of March 31, 2001.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Board of Directors of the Company has nominated and recommend FOR election as directors five persons named below, all of whom are currently serving as directors of the Company. The enclosed Proxy will be voted FOR the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve and should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     Each shareholder may cast one vote for each share held by him multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares represented and voting will elect all of the directors. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.

     The Proxy may not be voted for more than five persons.

                         INFORMATION REGARDING NOMINEES

     The information set forth below as to each nominee for Director has been furnished to the Company by the respective nominees.

     Brice Smith, 74, served 25 years in management in the aerospace industry, in the areas of material administration and small business administration. He has served as a director and executive level manager in two public corporation, and is currently president and a director of Corporate Capital Formation, Inc., a Nevada financial services firm.

     Linda M. Bryson, 42, has been the President of RB Capital & Equities, Inc., a corporation in the financial services field. She has served on the Board of Directors for Spa International, Inc. and is currently the Director of Human Resources for Bellissima Day Spa.

     Michael W. Kelleher, 26, received his B.S. degree in accounting from San Diego State University. He is currently the Secretary/Treasurer of RB Capital & Equities, Inc., a corporation in the financial services field and President of Escondido Capital, Inc., an investment corporation.

     J. William Byrd, MS., 63, graduated from North Texas University with a Master of Science Degree in Psychology. He was a co- founder of Amerimed of Gerogia, Florimed of Tampa, and Northwest Medical Clinic, Inc. He has served as the President of Northwest Medical Clinic, Inc., since 1991.

     Richard Furlong, 54, was raised and educated in Oklahoma. Mr. Furlong has almost 25 years experience in the field of specialty medical practices. Mr. Furlong is the co-founder of Northwest Medical Clinic, Inc., Amerimed of Georgia, Inc., and Florimed of Tampa, Inc. Mr. Furlong is currently serving as Vice President of those corporations.

     James B. Crowell, Ph.D., 60, has an extensive, 20 year plus, background in healthcare management that has covered both provider and payer organizations. He has in depth experience in managed care systems, grant funded training programs, and has been a senior operations executive as well as a director of marketing for health plans.

                     RECOMMENDATON OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on the accompanying Proxy.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal year ended December 31, 2001 the compensation awarded or paid to, or earned by the Companys executive officers for services rendered to the Company.

Name and                                Year      Salary     Bonus  Other annual
Principal                                                           compensation
Position

Gary DeGano                             2000       $48,000       -       $18,000
President

Linda Bryson                            2000        48,000       -        18,000
Vice President

Michael Kelleher                        2000        48,000       -        18,000
Secretary/Treasurer

James B. Crowell                        2000             -       -        12,000
President, HRM, Inc.

Richard Furlong                         2000        50,000       -        12,000

J. William Byrd                         2000        50,000       -        12,000

     Mr. DeGano, Mr. Kelleher, and Ms. Bryson became officers and directors of Triad Industries, Inc., on March 15, 1999 after the acquisition of RB Capital & Equities, Inc., and GAM Properties, Inc. All three people served as officers and directors of the latter companies before the business combination. Mr. Crowell has been a director of Triad Industries, Inc., and Healthcare Resource Management, Inc., since 1997. Mr. Byrd and Mr. Furlong became directors of the Company following the acquisition of Northwest Medical Clinic, Inc., on June 30, 2000.

     Mr. DeGano is retiring at the end of June 2001 his office and directorship.




                                   PROPOSAL 2
                                        APPROVAL OF 2001 STOCK OPTION PLAN

     The Board of Directors has determined that the compensation is not adequate to meet the need of the Company and the Company may have difficulty retaining key personnel unless a stock option plan suitable to the Companys present and future needs is adopted. Accordingly, the Board of Directors adopted the Companys 2001 Stock Option Plan (the 2001 Plan), subject to shareholder approval. The Board of Directors recommends FOR the approval of the 2001 Plan. The enclosed Proxy will be voted FOR approval of the 2001 Plan unless otherwise indicated. The affirmation votes of the holders of a majority of the shares in person or represented by proxy and entitled to vote is necessary to approve Proposal 2.

     A general description of the basic features of the 2001 Plan is summarized below. The summary is qualified in its entirety by the full text of the 2001 Plan, a copy of which may be obtained from the Company at the address set forth at the beginning of this proxy statement and a copy of which has been filed with this information statement.

General
     The 2001 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options are granted under the 2001 Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code). Nonstatutory stock options granted under the 2001 Plan are intended to qualify as incentive stock options under the Code. See Federal Income Tax Information for a discussion of the tax treatment of incentive and nonstatutory stock options.

Purpose
     The 2001 Plan is intended to provide a means by which officers, directors, and employees of, and consultants to, the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons holding key positions, to secure persons to exert maximum efforts for the success of the Company. All of the Companys employees and consultants are eligible to participate in the 2001 Plan.

Administration
     The 2001 Plan is administered by the Board of Directors of the Company unless the Board delegates authority to a committee. The Board has the authority to select the persons to whom rights under the 2001 Plan will be granted (a Stock Award), to determine whether a Stock Award will be an incentive stock option (within the meaning of Section 422 of the Code), or a nonqualified stock option, a stock bonus, a right to purchase restricted stock, or a combination of the foregoing, to specify the type of consideration, if any, to be paid to the Company upon exercise of a Stock Award and to determine the time and times when a person will be permitted to purchase or receive stock pursuant to a Stock Award. The Board is authorized to delegate administration of the 2001 Plan to a committee or committees composed of members of the Board.

Eligibility
     Subject to certain limitations, under the 2001 Plan, as amended, incentive stock options may be granted only to employees of the Company, while Stock Awards other than incentive stock options may be granted to employees and directors of, and consultants to, the Company.

     No incentive stock option may be granted under the 2001 plan to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercised price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. To the extent that the aggregate fair market value (determined at the time of the grant) of stock with respect to which incentive stock options are exercisable for the first time by any holder of such options during any calendar year under all plans of the Company and its affiliates exceeds $100,000, the options or portions thereof which exceed such limit shall be treated as nonstatutory stock options, according to the order in which they were granted.

Stock Subject to the 2001 Plan
     The 2001 plan authorizes five million (5,000,000) shares of Common Stock to be issued. If options grated under the 2001 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 2001 Plan.

Terms of Options
     The following is a description of the permissible terms of options under the 2001 Plan. Individual options grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price, Payment
     The exercise price of incentive stock options under the 2001 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option granted and, in some cases (see: Eligibility above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options under the 2001 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant (except with respect to options assumed or substituted under the Code).

     The exercise price of options granted under the 2001 Plan may be paid (I) in cash at the time the option is exercised, (II) at the discretion of the Board, by delivery of other common stock of the Company, or pursuant to a promissory note (III) pursuant to a net exercise or cashless exercise feature or (IV) in any other form of legal consideration acceptable to the Board or as specified in the 2001 Plan.

Option Exercise
     Options are granted under the 2001 Plan may become exercisable (vest) as determined by the Board. The Board has the power to accelerate the time, during which an option may be exercised.

     To the extent provided by the terms of this option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee by delivering already-owned stock of the Company or by a combination of these means.

Term
     The maximum term of options under the 2001 Plan is 10 years, except that in certain cases (See Eligibility), the maximum term is five years, Upon termination of the optionees employment relationship with the Company, whether by death, disability or termination of employment, as defined in the 2001 Plan, options under the 2001 Plan terminate upon the earlier of (I) such period of time as determined by the Board or (II) the expiration of the term of the option as set forth in then option agreement. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specific reasons. Generally, outstanding options under the 2001 Plan terminate 90 days after termination of the optionees employment or relationship as a consultant or director of the Company or any affiliate of the Company, except for cause, unless (a) such termination is due to such persons disability, in which case options may be exercised at any time within one year of such termination, (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, in which case the options may be exercised (to the extent the options was exercisable at the time of the optionees death) within one year of the optinees death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

Duration, Amendment and Termination
     The Board may suspend or terminate the 2001 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2001 Plan will terminate in July 2009.

     The Board may also amend the 2001 Plan at any time and from time to time. However, under the 2001 Plan, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the 2001 Plan to satisfy the requirements of section 422 of The Code (including an increase in the number of shares reserved for issuance under the 2001 Plan) or other legal requirements. The Board may submit any other amendment to the 2001 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation for the limitation on the deductibility of compensation paid to certain employees.

Restrictions on Transfer
     Under the 2001 Plan, an incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. Nonstatutory stock options granted under the 2001 Plan may, but need not, include provisions allowing for the transfer of such options.

Federal Income tax Information
     Incentive Stock Options. Incentive stock options under the 2001 Plan are intended to be eligible for the favorable federal income tax treatment accord incentive stock options under the code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock options may increase the optionees alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a disqualifying disposition), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (I) the excess of the stocks fair market value on the date of exercise over the exercise price, or
(II) the optionees actual gain, if any, on the purchase and sale. The optionees additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has adopted and approved Proposal 2, subject to the requisite approval by the Companys Stockholders. The affirmation vote of the holders of a majority of the shares in person or represented by proxy and entitled to vote is required to approve the Proposal. The Board of Directors of the Company has considered the Proposal and recommends that the Companys Stockholders approve the Proposal as set forth in this information statement.

                                   PROPOSAL 3

     The Board of Directors has certified the engagement of Armando Ibarra, CPA to serve as the Companys independent accountants for the fiscal 2001 Year. Armando Ibarra, CPA, a firm located in San Diego, California, has been the independent auditor since 1997. The Board of Directors believes that the Companys needs can best be served by utilizing a firm that is located in the San Diego area.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has adopted and approved Proposal 3, subject to the requisite approval by the Companys Stockholders. The Board of Directors of the Company has considered the Proposal and recommends that the Companys Stockholders approve the Proposal as set forth in this information statement. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on the accompanying Proxy.

                                   PROPOSAL 4

     The Board of Directors has confirmed the engagement of Signature Stock Transfer as registrar and transfer agent for the Companys securities, Signature Stock Transfer has served in the capacity since 1998.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has adopted and approved Proposal 4, subject to the requisite approval by the Companys Stockholders. The Board of Directors of the
Company  has  considered   the  Proposal  and  recommends   that  the  Companys
Stockholders approve the Proposal as set forth in this information statement. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on the accompanying Proxy. The Company has entered into indemnification agreements with each of its executive officers and directors providing that the Company will indemnify its executive officers and directors to the fullest extent permitted by law.

                                  OTHER MATTERS

     The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgement.


                                    SELECTED HISTORICAL COMBINED FINANCIAL DATA

                    For the three months     For the year     For the year
                        Ended                   Ended             Ended
                     March 31, 2001       December 31, 2000   December 31, 1999

Gross Revenues          $    658,646    $  1,539,537    $    963,795
Operating costs              478,203       1,650,450
                                                            (888,048)
Other income (loss)         (150,474)       (556,481)
                                                             164,911
Net earnings (loss)           25,474        (440,456)
                                                             529,737
Loss per common share                           .002            (.05)
                                                                (.08)
Shares outstanding
(weighted average)        10,769,931       9,078,445       4,486,808


At year end

Current assets             4,087,766       4,053,698       2,504,671
Properties, net of
depreciation               3,323,907       3,356,160       3,420,612

Other assets                 205,602         206,528         425,000

Total assets               7,617,275       7,616,386       6,428,133

Current liabilities        1,542,450       1,606,556
                                                           3,975,792
Total Liabilities          4,230,151       4,270,301       3,975,792

Preferred stock,
$1.00 par value              850,000         850,000         850,000

Common Stock,
$.001 par value                9,578           8,658           6,404

Stock subscription
receivable                  (181,500)        (62,500)
                                                              62,500
Paid-in capital            3,802,518       3,644,874       2,275,241
Retained earnings         (1,069,472)     (1,094,947)       (616,804)

Shareholders equity        3,812,483       3,346,085       2,452,341


Common shares
outstanding                9,578,165       8,658,303       6,403,418



     The Companys Form 10-KSB for the fiscal year ended December 31, 2000 was filed with the Securities and Exchange Commission on April 6, 2001. Additional information is available to beneficial owners of Common Stock of the Company on the record date for the Annual Meeting of Shareholders.

     A copy of the Companys Form 10-KSB/A and 10Q will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a shareholder of the Company at such date. Requests should be directed to the Director of Shareholder relations.

          ALL SHARESHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
                   ACCOMPANYING PROXY IN THE EXCLOSED ENVELOPE

BY ORDER OF THE BOARD OF DIRECTORS



Michael Kelleher
Secretary